Exhibit 99.1
July 17, 2017

Fellow shareholders

For Q2, revenue and operating income were right on forecast. Our streaming membership grew more than expected, from 99m to 104m, due to our amazing content. We also crossed the symbolic milestones of 100m members and more international than domestic members. It was a good quarter.

(in millions except per share data and Streaming Content Obligations)	Q2 '16	Q3 '16	Q4'16	Q1'17	Q2'17	Q3'17 Forecast
Total (Including DVD):
Revenue	$2,105	$2,290	$2,478	$2,637	$2,785	$2,969
Y/Y % Growth	28.0%	31.7%	35.9%	34.7%	32.3%	29.6%
Operating Income	$70	$106	$154	$257	$128	$204
Operating Margin	3.3%	4.6%	6.2%	9.7%	4.6%	6.9%
Net Income	$41	$52	$67	$178	$66	$143
Diluted EPS	$0.09	$0.12	$0.15	$0.40	$0.15	$0.32

Total Streaming:
Revenue	$1,966	$2,158	$2,351	$2,516	$2,671	$2,859
Y/Y % Growth	32.8%	36.5%	40.6%	38.8%	35.8%	32.5%
Paid Memberships	79.90	83.28	89.09	94.36	99.04	103.64
Total Memberships	83.18	86.74	93.80	98.75	103.95	108.35
Net Additions	1.68	3.57	7.05	4.95	5.20	4.40

US Streaming:
Revenue	$1,208	$1,304	$1,403	$1,470	$1,505	$1,553
Contribution Profit	$414	$475	$536	$606	$560	$576
Contribution Margin	34.3%	36.4%	38.2%	41.2%	37.2%	37.1%
Paid Memberships	46.00	46.48	47.91	49.38	50.32	51.32
Total Memberships	47.13	47.50	49.43	50.85	51.92	52.67
Net Additions	0.16	0.37	1.93	1.42	1.07	0.75

International Streaming:
Revenue	$758	$853	$948	$1,046	$1,165	$1,306
Contribution Profit (Loss)	$(69)	$(69)	$(67)	$43	$(13)	$30
Contribution Margin	(9.1)%	(8.0)%	(7.0)%	4.1%	(1.1)%	2.3%
Paid Memberships	33.89	36.80	41.19	44.99	48.71	52.31
Total Memberships	36.05	39.25	44.37	47.89	52.03	55.68
Net Additions	1.52	3.20	5.12	3.53	4.14	3.65

Consolidated:
Net cash (used in) operating activities	$(226)	$(462)	$(557)	$(344)	$(535)
Free Cash Flow	$(254)	$(506)	$(639)	$(423)	$(608)
EBITDA	$129	$164	$212	$317	$190
Shares (FD)	438.2	438.4	440.1	445.5	446.3
Streaming Content Obligations* ($B)	13.2	14.4	14.5	15.3	15.7
*Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q2 Results and Q3 Forecast

Our quarterly guidance is our internal forecast at the time we report and we strive for accuracy. In Q2, we underestimated the popularity of our strong slate of content which led to higher-than-expected acquisition across all major territories. As a result, global net adds totaled a Q2-record 5.2 million (vs. forecast of 3.2m) and increased 5% sequentially, bucking historical seasonal patterns. For the first six months of 2017, net adds are up 21% year-on-year to 10.2m.
Our Q3 guidance assumes much of this momentum will continue but we are cognizant of the lessons of prior quarters when we over-forecasted and there was lumpiness in net adds, likely due to demand being pulled forward (into Q2 in this case).
Domestic net additions of 1.1m represented the highest level of Q2 net adds since the second quarter of 2011. For Q3’17, we project that we will add 0.75m US members, compared with 0.37m in Q3’16, which was impacted by un-grandfathering.
Our international segment now accounts for 50.1% of our total membership base. International revenue rose 57% year over year, excluding a -$23 million impact from foreign exchange, while international ASP grew 10% year over year on a F/X neutral basis. International contribution profit of -$13 million vs. -$69 million was better than our -$28 million forecast due primarily to higher-than-forecasted paid members.
We’re forecasting Q3’17 international net adds of 3.65 million. We are making good progress with our international expansion as improving profitability in our earlier international markets helps fund significant investment in our newer territories. As a result, we expect positive international contribution profit for the full year 2017, at current F/X exchange rates. This would mark the first ever annual contribution profit from our international segment.
For Q2, global streaming revenue was within 1% of our projection. As expected, operating margin dipped 516 basis points sequentially due to the timing of content releases, and came in at $128m on forecast of $120m. Through the first half of 2017, our operating margin was 7.1%, putting us on track for our full year target of 7%, which we plan on growing in 2018 and beyond. Q2 EPS was on target at $0.15, as a greater than expected tax benefit offset a -$64 million non-cash unrealized loss from our euro bond (which was recognized in our P&L in interest and other income/expense).
Content

Last week, the Television Academy nominated 27 Netflix original programs with 91 Emmy nominations, nearly double last year’s tally. With five of the 14 total nominated best series contenders (Stranger Things, The Crown, House of Cards, Master of None and Unbreakable Kimmy Schmidt), Netflix had the most nominated series of any network. We are proud that even as we have increased our volume of originals across several genres, we continue to grow the recognition for the quality of those shows, including brand new series like Stranger Things and The Crown, which will have second season premieres in 2017.

2

The volume and breadth of our releases in Q2 exemplify our commitment to serve the desires of our diverse and growing audience. We premiered 14 new seasons of global Netflix original series, 13 original comedy specials, 6 original documentaries, 2 original documentary series, 9 original feature films and 7 seasons of original series for kids. You can track the dates of all of our upcoming launches here1.
We strive to be bold in our programming choices and financially disciplined, so we can keep being bold. Every show has passionate fans and committed talent striving for excellence. Sometimes those shows don’t attract as many viewers as we had hoped, compared to our other content. As much as we dislike ending a series early, it consoles us that it frees up investment for another new show, or two. We are programming to please our members and we keep that as our guiding light. We love it when we support a new series that has big impact like Stranger Things, Cable Girls, and 13 Reasons Why.
As a global TV network, we also showcase local productions to a worldwide audience through our investments in non-English language originals. Our Spanish language original Ingobernable, starring Kate del Castillo, has been viewed by millions of members outside of Mexico. Similarly, in Q2, our first original from Spain, Las Chicas del Cable (Cable Girls), attracted significant viewership in the US and throughout the entire Spanish-speaking world.
We understand that our approach to films - debuting movies on Netflix first - is counter to Hollywood’s century-old windowing tradition2. But just as we changed and reinvented the TV business by putting consumers first and making access to content more convenient, we believe internet TV can similarly reinvigorate the film business (as distinct from the theatrical business). This year we will release 40 features that range from big budget popcorn films to grassroots independent cinema. We are proud to produce films like Okja3, War Machine4 and Bright5, with big stars, distinctive directors and compelling stories, as well as to introduce new voices like Macon Blair, whose directorial debut I Don’t Feel at Home in This World Anymore6, produced by Netflix, won the Dramatic Jury competition at the Sundance Film Festival this year. Within a few weeks of the win, it premiered on Netflix everywhere, so that it could be enjoyed by fans, exactly when the world was talking about it.
Product and Partnerships

Since the early days of our streaming service, we have partnered with a wide variety of companies to make it easier for consumers to enjoy Netflix. Our partnerships began with consumer electronic companies and video game consoles and evolved to include smartphone makers, mobile operators and MVPDs and ISPs. In Q2, we announced a partnership with Altice/SFR France, whereby Netflix will be sold in a package with high speed Internet and TV services. These arrangements are mutually beneficial - our partners gain more customers and can upsell existing subscribers to higher ARPU packages, while Netflix gains more reach and awareness with consumers across a market. We are likely to expand this approach as a complement to our direct-to-consumer primary approach.
Competition

The competition for entertainment time is always intense, but the silver lining is that the market is vast and diverse. YouTube is earning over a billion hours a day of consumers’ time with one type of
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1 https://media.netflix.com/en/
2 https://www.nytimes.com/2017/05/19/movies/cannes-okja-netflix.html
3 https://www.youtube.com/watch?v=AjCebKn4iic&feature=youtu.be
4 https://www.youtube.com/watch?v=sIqXRDDdo7c
5 https://www.youtube.com/watch?v=59uAseJFh7M
6 https://www.rottentomatoes.com/m/i_dont_feel_at_home_in_this_world_anymore/

3

entertainment, while we are earning over a billion hours a week with our type of entertainment. Linear TV is still huge, piracy still substantial, and there are thousands of firms and approaches around the world earning some fraction of consumers’ entertainment time. The entertainment market is so broad that we’ve grown from zero to over 50m streaming households in the US over the last 10 years, and yet HBO continues to increase its US subscriptions. It seems our growth just expands the market. The largely exclusive nature of each service’s content means that we are not direct substitutes for each other, but rather complements.
In addition to the many SVOD players around the world (Blim, Globoplay, FilmStruck, Hooq, iflix, Stan, etc.) the large-cap tech companies, especially Amazon, are investing heavily in original and licensed content around the world. They join all the existing TV networks (BBC, AMC, NHK, etc.) of the world, and us, in bidding for great content. Creating a TV network is now as easy as creating an app, and investment is pouring into content production around the world.
We are all co-pioneers of internet TV and, together, we are replacing linear TV. The shift from linear TV to on-demand viewing is so big and there is so much leisure time, many internet TV services will be successful. The internet may not have been great for the music business due to piracy, but, wow, it is incredible for growing the video entertainment business around the world.
Culture

We recently crafted a major update on our culture description7, to reflect our thinking as we have become more global. Our culture plays a major role in our continued evolution and success.

Free Cashflow and Capital Structure

Q2’17 free cash amounted to -$608 million vs. -$254 million in the year ago quarter and -$423 million in Q1’17. We anticipate free cash flow of -$2.0 to -$2.5 billion for the full year 2017. With our content strategy paying off in strong member, revenue and profit growth, we think it’s wise to continue to invest. In continued success, we will deploy increased capital in content, particularly in owned originals, and, as we have said before, we expect to be FCF negative for many years. Since our FCF is driven by our content investment, particularly in self-produced originals, we wanted to provide some additional context on our content accounting at our investor relations8 website.
We continue to debt finance our capital needs as we believe this reduces our weighted average cost of capital, resulting in a more efficient capital structure. In May, we completed a 1.3 billion euro bond offering. In addition to a small natural hedge to our growing European revenues, we are pleased to have broadened our access to capital markets beyond the US high yield market. Our euro bond may add some volatility to our net income as each quarter we remeasure the liability on our balance sheet based on the quarter end euro-to-dollar exchange rate. As a reminder, quarter-to-quarter remeasurement changes in this liability are reflected as a non-cash unrealized gain (loss) below operating income in “interest and other income/expense” in our P&L (-$64 million impact on net income in Q2’17).

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7 https://jobs.netflix.com/culture
8 https://ir.netflix.com/index.cfm

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Summary

It’s been twenty years since Netflix was founded and we still thrive on connecting people with great stories. Someday, we hope to entertain everyone.

For quick reference, our eight most recent investor letters are: April 20179, January 201710, October 201611, July 201612, April 201613, January 201614, October 201515, July 201516.

July 17th, 2017 Earnings Interview, 3pm PST

Our video interview with Doug Mitchelson of UBS will be on youtube/netflixir at 3pm PST today. Questions that investors would like to see asked should be sent to doug.mitchelson@ubs.com.

IR Contact:	PR Contact:
Spencer Wang	Jonathan Friedland
Vice President, Finance & Investor Relations	Chief Communications Officer
408 809-5360	310 734-2958

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9 http://files.shareholder.com/downloads/NFLX/3639218336x0x937576/7DAD8A22-F8FE-4339-A534-4A851A5C68E5/Q117ShareholderLetterV2FINAL.pdf
10 http://files.shareholder.com/downloads/NFLX/3639218336x0x924415/A5ACACF9-9C17-44E6-B74A-628CE049C1B0/Q416ShareholderLetter.pdf
11 http://files.shareholder.com/downloads/NFLX/2457496703x0x912075/700E14FD-12BE-4C3A-9283-9A975C7FE549/FINAL_Q3_Letter.pdf
12 http://files.shareholder.com/downloads/NFLX/2457496703x0x900152/4D4F0167-4BE2-4DC1-ACC7-759F1561CD59/Q216LettertoShareholders_FINAL_w_Tables.pdf
13 http://files.shareholder.com/downloads/NFLX/1662264494x0x886428/5FB5A3DF-F23A-4BB1-AC37-583BAEF2A1EE/Q116LettertoShareholders_W_TABLES_.pdf
14 http://files.shareholder.com/downloads/NFLX/1481171463x0x870685/C6213FF9-5498-4084-A0FF-74363CEE35A1/Q4_15_Letter_to_Shareholders_-_COMBINED.pdf
15 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x854558/9B28F30F-BF2F-4C5D-AAFF-AA9AA8F4779D/FINAL_Q3_15_Letter_to_Shareholders_With_Tables_.pdf
16 http://files.shareholder.com/downloads/NFLX/4124769775x7871834x839404/C3CE9EE2-C8F3-40A1-AC9A-FFE0AFA20B21/FINAL_Q2_15_Letter_to_Shareholders_With_Tables_.pdf

5

Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and EBITDA. Management believes that free cash flow and EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the acquisition impact of our content slate; growth of internet video; content strategy, including future launches; future capital raises; impact of Euro bond raise on net income; partnership strategies; domestic and international net, total and paid subscribers; revenue; contribution profit (loss) and contribution margin for both domestic international operations, as well as consolidated operating income, operating margin; net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 27, 2017. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

6

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues	$2,785,464	$2,636,635	$2,105,204	$5,422,099	$4,062,940
Cost of revenues	1,902,308	1,657,024	1,473,098	3,559,332	2,842,638
Marketing	274,323	271,270	216,029	545,593	424,039
Technology and development	267,083	257,108	207,300	524,191	410,808
General and administrative	213,943	194,291	138,407	408,234	265,632
Operating income	127,807	256,942	70,370	384,749	119,823
Other income (expense):
Interest expense	(55,482)	(46,742)	(35,455)	(102,224)	(70,992)
Interest and other income (expense)	(58,363)	13,592	16,317	(44,771)	42,280
Income before income taxes	13,962	223,792	51,232	237,754	91,111
Provision for (benefit from) for income taxes	(51,638)	45,570	10,477	(6,068)	22,698
Net income	$65,600	$178,222	$40,755	$243,822	$68,413
Earnings per share:
Basic	$0.15	$0.41	$0.10	$0.57	$0.16
Diluted	$0.15	$0.40	$0.09	$0.55	$0.16
Weighted-average common shares outstanding:
Basic	431,396	430,600	428,483	431,000	428,300
Diluted	446,262	445,458	438,154	445,862	438,073

7

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,918,777	$1,467,576
Short-term investments	246,125	266,206
Current content assets, net	4,149,111	3,726,307
Other current assets	386,772	260,202
Total current assets	6,700,785	5,720,291
Non-current content assets, net	9,078,474	7,274,501
Property and equipment, net	309,831	250,395
Other non-current assets	428,133	341,423
Total assets	$16,517,223	$13,586,610
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,095,374	$3,632,711
Accounts payable	273,398	312,842
Accrued expenses	248,871	197,632
Deferred revenue	505,302	443,472
Total current liabilities	5,122,945	4,586,657
Non-current content liabilities	3,356,090	2,894,654
Long-term debt	4,836,502	3,364,311
Other non-current liabilities	89,186	61,188
Total liabilities	13,404,723	10,906,810
Stockholders' equity:
Common stock	1,727,858	1,599,762
Accumulated other comprehensive loss	(31,368)	(48,565)
Retained earnings	1,416,010	1,128,603
Total stockholders' equity	3,112,500	2,679,800
Total liabilities and stockholders' equity	$16,517,223	$13,586,610

8

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net income	$65,600	$178,222	$40,755	$243,822	$68,413
Adjustments to reconcile net income to net cash used in operating activities:
Additions to streaming content assets	(2,664,421)	(2,348,666)	(1,791,766)	(5,013,087)	(4,108,365)
Change in streaming content liabilities	514,890	366,257	238,517	881,147	1,144,240
Amortization of streaming content assets	1,550,794	1,305,683	1,175,361	2,856,477	2,233,882
Amortization of DVD content assets	16,511	18,598	20,021	35,109	40,462
Depreciation and amortization of property, equipment and intangibles	18,551	15,049	14,131	33,600	28,929
Stock-based compensation expense	44,028	44,888	44,112	88,916	86,534
Excess tax benefits from stock-based compensation	—	—	(13,323)	—	(24,639)
Other non-cash items	11,519	21,666	9,040	33,185	21,797
Foreign currency remeasurement loss on long-term debt	64,220	—	—	64,220	—
Deferred taxes	(20,702)	(26,764)	(17,876)	(47,466)	(34,479)
Changes in operating assets and liabilities:
Other current assets	(80,199)	(25,402)	24,091	(105,601)	38,399
Accounts payable	(12,439)	(11,000)	8,795	(23,439)	(11,103)
Accrued expenses	(48,042)	93,542	2,099	45,500	43,331
Deferred revenue	46,609	15,221	22,753	61,830	50,255
Other non-current assets and liabilities	(41,447)	8,850	(3,003)	(32,597)	(32,539)
Net cash used in operating activities	(534,528)	(343,856)	(226,293)	(878,384)	(454,883)
Cash flows from investing activities:
Acquisition of DVD content assets	(7,624)	(25,372)	(17,924)	(32,996)	(41,131)
Purchases of property and equipment	(65,231)	(52,523)	(10,814)	(117,754)	(19,239)
Change in other assets	(1,064)	(769)	907	(1,833)	551
Purchases of short-term investments	(14,246)	(57,774)	(18,492)	(72,020)	(53,454)
Proceeds from sale of short-term investments	14,128	55,748	18,752	69,876	26,940
Proceeds from maturities of short-term investments	17,605	5,100	24,675	22,705	87,700
Net cash (used in) provided by investing activities	(56,432)	(75,590)	(2,896)	(132,022)	1,367
Cash flows from financing activities:
Proceeds from issuance of debt	1,420,510	—	—	1,420,510	—
Issuance costs	(15,013)	—	—	(15,013)	—
Proceeds from issuance of common stock	14,826	24,178	4,232	39,004	7,768
Excess tax benefits from stock-based compensation	—	—	13,323	—	24,639
Other financing activities	63	61	57	124	112
Net cash provided by financing activities	1,420,386	24,239	17,612	1,444,625	32,519
Effect of exchange rate changes on cash and cash equivalents	11,527	5,455	(2,742)	16,982	2,592
Net change in cash and cash equivalents	840,953	(389,752)	(214,319)	451,201	(418,405)
Cash and cash equivalents, beginning of period	1,077,824	1,467,576	1,605,244	1,467,576	1,809,330
Cash and cash equivalents, end of period	$1,918,777	$1,077,824	$1,390,925	$1,918,777	$1,390,925

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Non-GAAP free cash flow reconciliation:
Net cash used in operating activities	$(534,528)	$(343,856)	$(226,293)	$(878,384)	$(454,883)
Acquisition of DVD content assets	(7,624)	(25,372)	(17,924)	(32,996)	(41,131)
Purchases of property and equipment	(65,231)	(52,523)	(10,814)	(117,754)	(19,239)
Change in other assets	(1,064)	(769)	907	(1,833)	551
Non-GAAP free cash flow	$(608,447)	$(422,520)	$(254,124)	$(1,030,967)	$(514,702)

9

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Domestic Streaming
Total memberships at end of period	51,921	50,854	47,129	51,921	47,129
Paid memberships at end of period	50,323	49,375	46,004	50,323	46,004

Revenues	$1,505,499	$1,470,042	$1,208,271	$2,975,541	$2,369,512
Cost of revenues	831,962	749,488	707,106	1,581,450	1,373,652
Marketing	113,608	115,038	86,806	228,646	168,748
Contribution profit	559,929	605,516	414,359	1,165,445	827,112

International Streaming
Total memberships at end of period	52,031	47,894	36,048	52,031	36,048
Paid memberships at end of period	48,713	44,988	33,892	48,713	33,892

Revenues	$1,165,228	$1,046,199	$758,201	$2,211,427	$1,409,949
Cost of revenues	1,017,612	847,317	698,162	1,864,929	1,328,061
Marketing	160,715	156,232	129,223	316,947	255,291
Contribution profit (loss)	(13,099)	42,650	(69,184)	29,551	(173,403)

Domestic DVD
Total memberships at end of period	3,758	3,944	4,530	3,758	4,530
Paid memberships at end of period	3,692	3,867	4,435	3,692	4,435

Revenues	$114,737	$120,394	$138,732	$235,131	$283,479
Cost of revenues	52,734	60,219	67,830	112,953	140,925
Contribution profit	62,003	60,175	70,902	122,178	142,554

Consolidated

Revenues	$2,785,464	$2,636,635	$2,105,204	$5,422,099	$4,062,940
Cost of revenues	1,902,308	1,657,024	1,473,098	3,559,332	2,842,638
Marketing	274,323	271,270	216,029	545,593	424,039
Contribution profit	608,833	708,341	416,077	1,317,174	796,263
Other operating expenses	481,026	451,399	345,707	932,425	676,440
Operating income	127,807	256,942	70,370	384,749	119,823
Other expense	(113,845)	(33,150)	(19,138)	(146,995)	(28,712)
Provision for (benefit from) income taxes	(51,638)	45,570	10,477	(6,068)	22,698
Net income	$65,600	$178,222	$40,755	$243,822	$68,413

10

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$40,755	$51,517	$66,748	$178,222	$65,600
Add:
Interest and other (income) expense	19,138	26,909	63,665	33,150	113,845
Provision for (benefit from) income taxes	10,477	27,610	23,521	45,570	(51,638)
Depreciation and amortization of property, equipment and intangibles	14,131	14,410	14,189	15,049	18,551
Stock-based compensation expense	44,112	43,495	43,646	44,888	44,028
Adjusted EBITDA	$128,613	$163,941	$211,769	$316,879	$190,386

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